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                                   Exhibit 4.1




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                      FOURTH AMENDMENT TO CREDIT AGREEMENT


THIS FOURTH AMENDMENT ("Fourth Amendment") is entered into as of April 30,
1999, by and among McGRATH RENTCORP, a California corporation as "Borrower", the banks listed on the signature pages hereof (individually a "Bank" and collectively, "Banks"), and UNION BANK OF CALILFORNIA, NATIONAL ASSOCIATION, as agent for Banks (in such capacity, "Agent").

                                    RECITALS

A. Borrower is obligated to Agent and Banks pursuant to that certain Credit Agreement dated as of July 10, 1997 (as amended, supplemented, extended, restated, or renewed from time to time, "Agreement").

B. Agent, Banks and Borrower mutually desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 7.12(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

        "(a)    Tangible Net Worth at all times of at least the sum of (i)
        Eighty Five Million Dollars ($85,000,000), plus (ii) fifty percent (50%) of Borrower's Net income (without reduction for any Net Loss) generated after March 31, 1999; plus (iii) ninety percent (90%) of the proceeds from the issuance of Borrower's capital stock after March 31, 1999, excluding the first Two Million Six Hundred Fifty Thousand Dollars ($2,650,000) of such proceeds from the exercise of stock options after March 31, 1999."

2. Conditions Precedent. Borrower understands that this Fourth Amendment shall not be effective and Agent and Banks shall have no obligation to amend the Loan Documents, unless and until each of the following conditions precedent has been satisfied:

        (a) Borrower shall have executed and delivered to Agent this Fourth Amendment in such number and counterparts as Agent may require.

        (b) On or before such time as Agent and Banks may require, Borrower shall have taken any and all actions and executed and delivered to Agent any and all documents necessary or appropriate in Agent and Banks' sole discretion to effectuate this Fourth Amendment.

3. Full Force and Effect. Except as specifically provided herein, all terms and conditions of the Agreement and each of the Loan Documents remain in full force and effect, without waiver or modification. This Fourth Amendment, the preceding amendments and the Agreement shall be read together as one document.

4. Representations and Warranties. As part of the consideration for Agent and Banks to enter into this Fourth Amendment, the Borrower represents and warrants to Agent and Banks as follows:

        (a) The execution, delivery and performance by Borrower of this Fourth Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action by or in respect of, or filing with, any governmental body, agency or official, and the execution, delivery and performance by Borrower of this Fourth Amendment do not contravene, or constitute a default under, any provision of applicable law or requirements or of the certificate or articles of incorporation or the by-laws of Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon Borrower or any assets of Borrower, or result in the creation or imposition of any Lien on any asset of Borrower.




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        (b)     This Fourth Amendment constitutes the valid and binding
                obligation of Borrower, enforceable against it in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, reorganization, equity of redemption, moratorium or other laws now or hereafter in effect relating to creditors rights, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

        (c) No Event of Default has occurred and is continuing, and the representations and warranties of Borrower in the Agreement and other Loan Documents delivered pursuant thereto are true and correct in all material respects as of the date hereof as if made on the date hereof.

        (d) The officer of Borrower executing and delivering this Fourth Amendment on behalf of the Borrower has been duly authorized by appropriate corporate resolutions to so execute and deliver this Fourth Amendment.

5. Counterparts. This Fourth Amendment may be executed by the parties hereto in one or more counterparts and all such counterparts, when taken together, shall constitute one and the same Fourth Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to become effective as of the date set forth in the preamble.


BANKS:                                  BORROWER:


UNION BANK OF CALIFORNIA,               McGRATH RENTCORP, a
NATIONAL ASSOCIATION                    California corporation
As a Bank and as Agent

By:                                     By: /s/ Delight Saxton
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Title:                                  Title: CFO
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FLEET BANK, N. A.

By:
   --------------------------------

Title:
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BANK OF AMERICA NATIONAL TRUST AND
SAVINGS ASSOCIATION

By:
   --------------------------------

Title:
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